Exhibit 4.17

PLEDGE AND SECURITY AGREEMENT

dated as of

February 25, 2008

among

CERTAIN SUBSIDIARIES OF

AXCAN INTERMEDIATE HOLDINGS INC. IDENTIFIED HEREIN,

as Grantors

and

BANK OF AMERICA, N.A.,

as Administrative Agent

ARTICLE 1
DEFINITIONS

Section 1.01. Credit Agreement	1

Section 1.02. Other Defined Terms	2

ARTICLE 2
PLEDGE OF SECURITIES

Section 2.01 . Pledge	11

Section 2.02. Delivery Of The Pledged Collateral	12

Section 2.03. Representations, Warranties and Covenants	13

Section 2.04. Registration In Nominee Name; Denominations	15

Section 2.05. Voting Rights; Dividends And Interest	15

ARTICLE 3
SECURITY INTERESTS IN PERSONAL PROPERTY

Section 3.01. Security Interest	18

Section 3.02. Representations And Warranties	21

Section 3.03. Covenants	23

Section 3.04. Other Actions	25

ARTICLE 4
REMEDIES

Section 4.01. Remedies Upon Default	25

Section 4.02. Application Of Proceeds	28

Section 4.03. Grant Of License To Use Intellectual Property; Power Of Attorney	28

ARTICLE 5
INDEMNITY, SUBROGATION AND SUBORDINATION

Section 5.01. Contribution And Subrogation	29

Section 5.02. Subordination	30

ARTICLE 6
MISCELLANEOUS

Section 6.01. Notices	30

Section 6.02. Waivers; Amendment	30

ANNEX A	List of Grantors

Schedules

SCHEDULE I	Pledged Equity; Pledged Debt
SCHEDULE II	Commercial Tort Claims

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Exhibits

EXHIBIT I	Form of Perfection Certificate
EXHIBIT II	Form of Patent Security Agreement (Short Form)
EXHIBIT III	Form of Trademark Security Agreement (Short-Form)
EXHIBIT IV	Form of Copyright Security Agreement (Short-Form)

- iii -

PLEDGE AND SECURITY AGREEMENT dated as of February 25, 2008 among certain Subsidiaries of Axcan Intermediate Holdings Inc. (the “Parent Borrower”) identified in Annex A, as grantors (each a “Grantor” and collectively the “Grantors”) and Bank of America, N.A., as administrative agent for the Secured Parties (as defined below).

Reference is made to (i) the Credit Agreement dated as of February 25, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and among the Parent Borrower, Axcan US Partnership 1 LP (the “Co-Borrower”, together with the Parent Borrower, the “Borrowers”), Axcan MidCo Inc. (“Holdings”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and (ii) the Senior Secured Notes Indenture. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement and the purchasers of the Senior Secured Notes have agreed to purchase such notes from the Parent Borrower subject to the terms and conditions set forth in the Senior Secured Notes Indenture. The obligations of the Lenders to extend such credit, and the obligations of the purchasers to purchase such notes, are conditioned upon, among other things, the execution and delivery of this Agreement. Each Grantor is an affiliate of the Borrowers and will derive substantial benefits from the extension of credit and the provision of debt financing to such Borrowers pursuant to the Credit Agreement and the Senior Secured Notes Indenture and is willing to execute and deliver this Agreement in order to induce the Lenders and the purchasers to extend such credit and provide such debt financing. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Credit Agreement

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. The terms “accessions”, “accounts”, “certificated security”, “chattel paper”, “documents of title”, “equipment”, “financial asset”, “goods”, “instruments”, “intangibles”, “inventory”, “investment property”, “money”, “proceeds”, “securities account”, “securities intermediary”, “security”, “security certificate”, “security entitlement” and “uncertificated security” whenever used herein have the meanings given to those terms in the PPSA.

(b) The rules of construction specified in Article 1 of the Credit Agreement also apply to this Agreement. At any time other than during an Equal and Ratable Period, references herein to the Credit Agreement (including references to specific sections thereof) shall be deemed to be references to the Credit Agreement as in effect on the date hereof (as the same has been amended, amended and restated, supplemented or otherwise modified from time to time). During any Equal and Ratable Period, references herein to the Credit Agreement (including references to specific sections thereof) shall be deemed to be references, mutatis mutandis, to the Credit Agreement or Replacement Credit Facility (as applicable) as then in effect.

Section 1.02. Other Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning assigned to such term in Section 3.01(a).

“Additional Secured Debt Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under the Permitted Secured Debt and the Permitted Secured Debt Documentation (including any Guarantee thereof), including interest and fees that accrue after the commencement by or against any Grantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, but only to the extent that such Permitted Secured Debt have been designated by the Parent Borrower as “Additional Secured Debt Obligations” pursuant to written notice to the Administrative Agent.

“Administrative Agent” means Bank of America, N.A., as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Pledge and Security Agreement.

“Article 3 Collateral” has the meaning assigned to such term in Section 3.01(a).

“CIPO” means the Canadian Intellectual Property Office.

“Claiming Party” has the meaning assigned to such term in Section 5.01.

“Collateral” means the Article 3 Collateral and the Pledged Collateral.

“Contributing Party” has the meaning assigned to such term in Section 5.01.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor or to which such Grantor otherwise has the right to grant a license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or Canada, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or Canada, including registrations, recordings, supplemental registrations and pending applications for registration at the CIPO or USCO.

“Credit Facilities Obligations” means (a) the Obligations and (b) all (i) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Replacement Credit Facility or otherwise with respect to any loan or letter of credit, issued under any Replacement Credit Facility (including any Guarantee thereof), including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding, (ii) obligations of any Loan Party or any Restricted Subsidiary arising under any hedging or other arrangements designated by the Parent Borrower as secured obligations in accordance with any Replacement Credit Facility and (iii) cash management or similar obligations that are designated by the Parent Borrower as secured obligations in accordance with any Replacement Credit Facility. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including pursuant to a Guarantee) to pay principal, interest, Letter of Credit reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Credit Facility Lender” means (a) each Lender and (b) each “Lender” (or equivalent term) under any Replacement Credit Facility.

“Equal and Ratable Period” means each period of time during which (a) (i) any Commitments are outstanding, (ii) any Obligations are outstanding (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) or (iii) any Letter of Credit remains outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place) or (b) (i) any commitments to extend credit under any Replacement Credit Facility are outstanding, (ii) any other Credit Facilities Obligations arising under any Replacement Credit Facility are outstanding (other than (x) obligations under hedging or other arrangements designated by the Parent Borrower as secured obligations in accordance with any Replacement Credit Facility, (y) obligations under cash management agreements not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) or (iii) any letter of credit issued under any Replacement Credit Facility remains outstanding (except to the extent cash collateralized or backstopped as permitted by such Replacement Credit Facility).

“Event of Default” means (a) during an Equal and Ratable Period, an Event of Default as defined in the Credit Agreement or in any Replacement Credit Facility and (b) at any time other than during an Equal and Ratable Period, an “Event of Default” as defined in any Other Secured Agreement.

“Excluded Assets” means:

(a) any leasehold interests in real property;

(b) any rights under letters of credit, except to the extent the same constitute supporting obligations for other Collateral;

(c) any deposit accounts or securities accounts, except to the extent the same constitute proceeds of other Collateral;

(d) any commercial tort claim having a value in the reasonable opinion of the applicable Grantor of less than $5,000,000;

(e) assets owned by any Grantor on the date hereof or hereafter acquired that are subject to a Lien of the type described in Section 7.01(i) of the Credit Agreement that is permitted to be incurred pursuant to the provisions of the Credit Agreement if and to the extent that the contract or other agreement pursuant to which such Lien is granted (or the documentation relating thereto) validly prohibits the creation of any other Lien on such asset;

(f) any assets or properties that are acquired pursuant to a Permitted Acquisition (or that are owned by a Subsidiary acquired pursuant to a Permitted Acquisition), so long as such assets or properties are subject to a Lien permitted by Section 7.01(p) of the Credit Agreement and solely to the extent that the terms of the agreements relating to such Lien prohibit the security interest under this Agreement from attaching to such assets or properties, which secured Indebtedness is incurred or assumed in connection with such Permitted Acquisition;

(g) any Intellectual Property to the extent that the attachment of the security interest of this Agreement thereto would result in the forfeiture of the Grantors’ rights in such property including, without limitation, any Trademark applications filed at the CIPO or USPTO on the basis of such Grantor’s “intent-to-use” such Trademark, unless and until, in the case of any Trademarks subject to U.S. registrations (and only to the extent thereof), acceptable evidence of use of such Trademark has been filed with the USPTO pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a security interest in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application;

(h) any rights of a Grantor arising under any contract, lease, instrument, license or other document or any Intellectual Property subject thereto to the extent that and only for so long as the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in respect of, or result in the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor in, such rights in favor of a third party or under any law, regulation, permit, order or decree of any Governmental Authority (for the avoidance of doubt, the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty), or (y) result in a breach, termination, or default under any such contract, lease, instrument, license or other document, or give any other party in respect of any such contract, lease, instrument, license or other document, or any Intellectual Property subject thereto, the right to terminate its obligations thereunder, provided, however, that the limitation set forth in this clause (h) shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity and provided, further, that, at such time as the condition causing the conditions in subclauses (x) and (y) of this clause (h) shall be remedied, whether by contract, change of law or otherwise, the contract, lease, instrument, license or other document or Intellectual Property subject thereto shall immediately cease to be an Excluded Asset, and any security interest that would otherwise be granted herein shall attach immediately to such contract, lease, instrument, license or other document, or Intellectual Property subject thereto, or to the extent severable, to any portion thereof that does not result in any of the conditions in (x) or (y) above;

(i) any assets to the extent and for so long as the granting of a security interest therein is prohibited by law or by the organizational or governance documents of any Person (and such prohibition is not rendered ineffective by applicable law); and

(j) any asset with respect to which the Administrative Agent and the Borrowers have reasonably determined in writing that the costs, burden or consequences (including adverse tax consequences) of providing a security interest in such asset is excessive in relation to the practical benefit afforded thereby to the Secured Parties.

“Excluded Security” means

(a) except as otherwise indicated on Schedule I and except for Equity Interests of a Grantor, more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary;

(b) except as otherwise indicated on Schedule I, more than 65% of the issued and outstanding Equity Interests of any Domestic Subsidiary that is a disregarded entity under the Code if substantially all of its assets consist of the stock of one or more Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code;

(c) any Equity Interests of any Unrestricted Subsidiary (until such time as such Unrestricted Subsidiary becomes a Restricted Subsidiary in accordance with the Credit Agreement);

(d) any interest in a joint venture or non-wholly owned Restricted Subsidiary to the extent and for so long as the attachment of the security interest created hereby therein would violate any joint venture agreement, organization document, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Restricted Subsidiary (except to the extent any such violation is ineffective under applicable law);

(e) any Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition that are subject to a Lien permitted by Section 7.01(v) of the Credit Agreement, which secured Indebtedness is incurred or assumed in connection with such Permitted Acquisition;

(f) any shares of stock or debt to the extent and for so long as the pledge of such shares of stock or debt is prohibited by law and such prohibition is not rendered ineffective by applicable law;

(g) any Equity Interests constituting Margin Stock; and

(h) any Equity Interests of any Subsidiary with respect to which the Administrative Agent and the Borrowers have reasonably determined in writing that the cost, burden or consequences (including adverse tax consequences) of providing a pledge of such Equity Interests is excessive in relation to the practical benefit afforded thereby to the Secured Parties.

“Grantor” means each of the entities set forth in Annex A.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, the intellectual property rights in software and databases and related documentation and all additions, improvements and accessions to, and books and records describing any of the foregoing.

“Intellectual Property Collateral” means all Intellectual Property constituting Collateral.

“Intellectual Property Security Agreements” means the short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement, each substantially in the form attached hereto as Exhibits II, III and IV, respectively.

“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof.

“Loan Documents” means (a) each Loan Document, (b) each Secured Hedge Agreement, and (c) each agreement pursuant to which Cash Management Obligations have been created.

“Loan Party” means (a) each Loan Party and (b) the Parent Borrower and each direct or indirect affiliate of the Parent Borrower that is party to any Replacement Credit Facility or related Guarantee or collateral document.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System.

“Other Secured Agreements” means the Senior Secured Notes Indenture and any Permitted Secured Debt Documentation.

“Other Secured Obligations” means, collectively, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under the Senior Secured Notes Indenture, including interest and fees that accrue after the commencement by or against any Grantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) the Additional Secured Debt Obligations.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or to which any Grantor otherwise has the right to grant a license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in Canada in or to which any Grantor now or hereafter has any right, title or interest therein, all registrations and recordings thereof, and all applications for letters Patent of the United States or the equivalent thereof in Canada, including registrations, recordings and pending applications at the CIPO or USPTO, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and as amended, updated, modified or supplemented from time to time, and duly executed as of the Closing Date, and as of any subsequent delivery date as required pursuant to the Loan Documents, by a Responsible Officer of the Parent Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“PPSA” means the Personal Property Security Act as from time to time in effect in the Province of Ontario.

“Replacement Credit Facility” means any credit agreement, loan agreement or other agreement or instrument evidencing or governing the terms of any senior secured credit facility (including any security therefor) that has been incurred to replace or refinance in full the Obligations under the Credit Agreement or any other Replacement Credit Facility (or otherwise entered into at a time when no other Credit Agreement or Replacement Credit Facility is in effect), unless such agreement or instrument expressly provides that it is not intended to be a Replacement Credit Facility for the purpose hereof.

“Required Credit Facility Lenders” means (i) the Required Lenders or (ii) the “Required Lenders” or equivalent term as defined under any Replacement Credit Facility, as applicable.

“Required Secured Parties” means (a) during an Equal and Ratable Period, the Required Credit Facility Lenders and (b) at all times other than during an Equal and Ratable Period, the holders of more than 50% of the sum of the then outstanding Secured Obligations (excluding any contingent indemnification obligations not yet due and payable).

“Secured Agreements” means the Loan Documents, any Replacement Credit Facility and the Other Secured Agreements.

“Secured Notes Trustee” means the “Trustee” (as defined in the Senior Secured Notes Indenture) and the trustee or agent for the holders of the Permitted Secured Debt.

“Secured Obligations” means, collectively, (a) the Credit Facilities Obligations, and (b) the Other Secured Obligations.

“Secured Parties” means the Credit Facility Lenders, the holders from time to time of any other Secured Obligations, the Secured Notes Trustee, the Administrative Agent and any other agent, trustee or representative acting on behalf of any of the foregoing in accordance with the Secured Agreements.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Senior Secured Notes” means the Parent Borrower’s senior secured notes due 2015.

“Senior Secured Notes Indenture” means the Indenture for the Senior Secured Notes, dated as of the date hereof, as the same may be amended, modified, replaced or refinanced to the extent permitted by the Credit Agreement.

“3-16 Excluded Collateral” has the meaning specified in Section 2.01.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or to which any Grantor otherwise has the right to grant a license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications at the CIPO or the USPTO or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor and (b) all goodwill connected with the use thereof and symbolized thereby.

“ULC Shares” means those Equity Interests consisting of shares in the capital stock of or other membership or equity interests issued by an issuer that is an unlimited company.

“unlimited company” means an unlimited company incorporated or otherwise existing under the Companies Act (Nova Scotia).

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

“US Security Agreement” means the New York law governed Pledge and Security Agreement dated as of February 25, 2008 among the Borrowers, Holdings, certain other Subsidiaries of the Parent Borrower from time to time party thereto and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

ARTICLE 2

PLEDGE OF SECURITIES

Section 2.01. Pledge

As security for the payment or performance, as the case may be, in full of the Secured Obligations, including pursuant to the Guaranty, each Grantor hereby pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (i) all Equity Interests held by it and listed on Schedule I and any other Equity Interests obtained in the future by such Grantor and, to the extent certificated, the certificates representing all such Equity Interests and including, without limitation all certificated securities, uncertificated securities, securities accounts, security entitlements and financial assets (the “Pledged Equity”); provided that the Pledged Equity shall not include any Excluded Security; (ii) the debt securities owned by it and listed opposite the name of such Grantor on Schedule I, any debt securities obtained in the future by such Grantor and the promissory notes and any other instruments evidencing any debt (the “Pledged Debt”); provided that the Pledged Debt shall not include any Excluded Security; (iii) subject to Section 2.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity and Pledged Debt; (iv) subject to Section 2.05, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), and (iii) above; and (v) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (v) above being collectively referred to as the “Pledged Collateral”); provided however, that in no event shall Pledged Collateral include any investment property that is a financial asset with respect to which a Grantor is treated as having a security entitlement, such investment property being “Article 3 Collateral” pursuant to Article 3.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

Notwithstanding anything else contained in this Agreement, in the event that Rule 3-16 of Regulation S-X under the Securities Act would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) (such law, rule or regulation, as amended or replaced with another rule or regulation, “Rule 3-16”) the filing with the SEC of separate financial statements of any Affiliate of the Parent Borrower due to the fact that a security interest in such Affiliate’s Equity Interests or other securities has been granted hereunder as security for the payment or performance, as the case may be, of any Other Secured Obligations, then, solely to the extent securing such Other Secured Obligations, (i) the security interest granted pursuant to this Agreement or any other Loan Document in such Equity Interests or other securities (the “3-16 Excluded Collateral”) shall automatically be deemed to be released and (ii) the 3-16 Excluded Collateral shall automatically be deemed to not be, and to not have been, Collateral, in each case to the extent necessary to render such requirement inapplicable. In such event, this Agreement or any other Loan Document may be amended or modified, without the consent of any Secured Party, to the extent necessary to evidence the release of the Liens on the Equity Interests or other securities that are so deemed no longer to constitute Collateral. For avoidance of doubt, nothing in this paragraph shall result in any release or termination of the security interest granted pursuant to this Agreement or any other Loan Document in any 3-16 Excluded Collateral to the extent such security interest secures the Credit Facilities Obligations or any Permitted Secured Debt in the form of term loans.

Section 2.02. Delivery Of The Pledged Collateral

(a) Each Grantor agrees to deliver or cause to be delivered as promptly as practicable (and in any event, within 45 days after (x) the Closing Date in the case of Pledged Securities owned by such Grantor on the Closing Date or (y) the date of acquisition thereof in each other case, or, in each case such longer period as to which the Administrative Agent may agree in its reasonable discretion) to the Administrative Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any uncertificated securities, but only for so long as such securities remain uncertificated) to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02, provided that all Pledged Securities representing or evidencing the Equity Interests of a Guarantor under the Credit Agreement as of the Closing Date shall be delivered to the Administrative Agent on the Closing Date; provided further that, notwithstanding anything to the contrary herein, the Grantors shall not be required to deliver Pledged Securities representing Pledged Equity other than Pledged Securities representing or evidencing the Equity Interests of each wholly owned Material Foreign Subsidiary of a Grantor.

(b) Each Grantor will cause (i) any indebtedness for borrowed money owed to such Grantor by any Person (other than intercompany indebtedness between Loan Parties and intercompany indebtedness referred to in the following clause (ii)) having an aggregate principal amount in excess of $5,000,000, to be evidenced by a duly executed promissory note and (ii) any intercompany indebtedness owing to such Grantor by a Non-Loan Party having an aggregate principal amount in excess of $5,000,000 to be evidenced by (x) a duly executed global promissory note to which such Non-Loan Party is a signatory, or (y) at the option of the Grantor, a duly executed promissory note; in each case (i) and (ii) that is delivered to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by stock or security powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment or transfer duly executed by the applicable Grantor and such other instruments or documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as a supplement to Schedule I and made a part of Schedule I; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 2.03. Representations, Warranties and Covenants

Each Grantor represents, warrants and covenants, as to itself and the other Grantors, to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) Schedule I (as supplemented from time to time pursuant to Section 2.02(c)) correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, debt securities and promissory notes required to be pledged by the Grantors in order to satisfy the Collateral and Guarantee Requirement;

(b) the Pledged Equity and Pledged Debt (solely with respect to Pledged Debt issued by a Person other than the Parent Borrower, the Co-Borrower or another Subsidiary of the Parent Borrower, to the best of the Grantors’ knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity, are fully paid and, except in the case of ULC shares, nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than the Parent Borrower, the Co-Borrower or another Subsidiary of the Parent Borrower, to the best of the Grantors’ knowledge), are legal, valid and binding obligations of the issuers thereof;

(c) each of the Grantors (i) is and will continue to be, the direct owner, beneficially and of record of the Pledged Securities indicated on Schedule I as owned by such Grantor, subject to any transfers permitted by the Credit Agreement, (ii) the Pledged Collateral is held free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, (iii) none of the Grantors will make any assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than (A) transfers permitted by the Credit Agreement, (B) Liens created by the Collateral Documents and (C) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, and (iv) if requested by the Administrative Agent, each of the Grantors will defend its title to or interest in the Pledged Collateral against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents or applicable laws generally and restrictions on transfer or assignment existing at the time of acquisition of such Pledged Collateral, and except for restrictions on the transfer of ULC Shares found in the articles of association of unlimited companies issuing such ULC Shares, and except as described in the Perfection Certificate, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations to the extent such perfection is governed by the Uniform Commercial Code or the PPSA; and

(h) the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

Section 2.04. Registration In Nominee Name; Denominations

If an Event of Default shall occur and be continuing, (a) the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent, and each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor, provided, that the rights in this Section 2.04(a) shall only apply to ULC Shares following notice being given to the Grantor and in the course of realization upon the ULC Shares and (b) the Administrative Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement; provided, that the Administrative Agent shall give the Parent Borrower not less than 10 days prior notice of its intent to exercise such rights.

Section 2.05. Voting Rights; Dividends And Interest

(a) Unless and until, except in the case of ULC Shares where no suspension may occur, an Event of Default shall have occurred and be continuing and the Administrative Agent shall have provided not less than 10 days prior notice to the Parent Borrower that the rights of the Grantors under this Section 2.05 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner, except as may be permitted under this Agreement, the Credit Agreement or the other Loan Documents, that would materially and adversely affect the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as each Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any non-cash (and non-cash equivalent) dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall be promptly delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Event of Default has occurred that is continuing, if requested by the applicable Grantor the Administrative Agent shall promptly deliver to such Grantor any Pledged Securities in the

Administrative Agent’s possession owned by such Grantor in connection with any exchange, redemption or disposition of such Pledged Securities; provided that the Parent Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Parent Borrower certifying that such exchange, redemption or disposition is permitted under the Credit Agreement.

Nothing in this Section 2.05(a) shall be read as providing the Administrative Agent or any person other than the Grantor any voting or similar rights in ULC Shares or rights against the issuer of such ULC Shares prior to the transfer of those shares to the Administrative Agent or other person and the restrictions on ULC Shares hereunder are solely as a matter of contract between the applicable Grantor and the Administrative Agent.

(b) This Section 2.05(b) shall not apply to ULC Shares. Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have provided the Parent Borrower with not less than 10 days’ prior notice of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.05, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.05 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02 hereof. After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 that remain in such account.

(c) This Section 2.05(c) shall not apply to ULC Shares. Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have provided the Parent Borrower with not less than 10 days’ prior notice of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.05, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Secured Parties, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights at the discretion of the Administrative Agent. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) of this Section 2.05.

(d) Any notice given by the Administrative Agent to the Parent Borrower suspending the rights of the Grantors under paragraph (a) of this Section 2.05 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.05 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE 3

SECURITY INTERESTS IN PERSONAL PROPERTY

Section 3.01. Security Interest

(a) As security for the payment or performance, as the case may be, in full of its Secured Obligations, including pursuant to the Guaranty, each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 3 Collateral”):

(i) all debts, accounts, claims and choses in action for monetary amounts which are now or which may hereafter become due, owing or accruing due to the Debtor (collectively, the “Accounts”);

(ii) all inventory of whatever kind and wherever situated including, without limiting the generality of the foregoing, all goods held for sale or lease or furnished or to be furnished under contracts for service or used or consumed in the business of the Debtor (collectively, the “Inventory”);

(iii) all machinery, equipment, fixtures (but only to the extent such fixtures constitute property in which a security interest may be created under the PPSA or other applicable personal property security legislation), furniture, plant, vehicles and other tangible personal property which are not Inventory;

(iv) all chattel paper;

(v) all warehouse receipts, bills of lading and other documents of title, whether negotiable or not;

(vi) all securities and other investment property and all instruments;

(vii) all intangibles not otherwise described in paragraph (a) of this Section 3.01 including, without limiting the generality of the foregoing, all goodwill, Patents, Copyrights, Licenses, Trademarks and other Intellectual Property;

(viii) all coins or bills or other medium of exchange adopted for use as part of the currency of Canada or of any foreign government;

(ix) all books, papers, accounts, invoices, documents and other records in any form evidencing or relating to any of the property described in paragraph (a) of this Section 3.01 and all contracts, securities, instruments and other rights and benefits in respect thereof;

(x) all replacements of, substitutions for and increases, additions and accessions to any of the property described in paragraph (a) of this Section 3.01; and

(xi) all proceeds of any Article 3 Collateral in any form derived directly or indirectly from any dealing with the Article 3 Collateral or that indemnifies or compensates for the loss of or damage to the Article 3 Collateral;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Asset or any Excluded Security.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Article 3 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by the PPSA or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 3 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon any reasonable request.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 3 Collateral.

(d) The Administrative Agent is authorized to file with the USPTO, the USCO or the CIPO (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in United States or Canadian Intellectual Property granted hereunder by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantor as debtors and the Administrative Agent as secured party.

(e) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required (i) to perfect the Security Interest by any means other than by (A) central filings pursuant to the Uniform Commercial Code of the relevant State(s) and central filings in Canada pursuant to the Personal Property Security Act of the relevant Province(s) or the Civil Code of Quebec in the Province of Quebec, (B) filings in United States government offices with respect to Intellectual Property as expressly required elsewhere herein, (C) delivery of the Collateral consisting of instruments or Pledged Securities to the Administrative Agent to be held in its possession as expressly required elsewhere herein, (D) other methods expressly provided herein, (ii) to take any action (other than the actions listed in clause (i)) with respect to any assets located outside of the United States or Canada, (iii) to perfect in any assets pursuant to a certificate of title statute or (iv) to enter into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account.

Section 3.02. Representations And Warranties

Each Grantor represents and warrants, as to itself and the other Grantors, to the Administrative Agent and the Secured Parties that:

(a) Subject to the Liens permitted by Section 7.01 of the Credit Agreement, each Grantor has good and valid rights in and title to the Article 3 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 3 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The information set forth in the Perfection Certificate, including the legal name of each Grantor, is correct and complete in all material respects as of the Closing Date. Other than the filings required to be made in the USPTO and the USCO in order to perfect the Security Interest in Article 3 Collateral consisting of United States Intellectual Property and other than any fixture filings, the PPSA and Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 5B to the Perfection Certificate (or specified by notice from the Parent Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 of the Credit Agreement), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 3 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States and Canada (or any political subdivision thereof) and their territory and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

(c) Each Grantor represents and warrants that short-form Intellectual Property Security Agreements containing a description of all Article 3 Collateral consisting of United States Patents, registered United States Trademarks (and Trademarks for which United States registration applications are pending, unless it constitutes an Excluded Asset) and United States registered Copyrights, have been delivered to the Administrative Agent for recording by the USPTO and the USCO, as applicable, as may be necessary to establish a valid and perfected security interest in favor of the Administrative Agent (for the benefit of the

Secured Parties) in respect of all Article 3 Collateral consisting of material United States Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the USPTO or the USCO under United States federal intellectual property laws, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than (i) such filings and actions as are necessary to perfect the Security Interest with respect to any Article 3 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed by any Grantor after the date hereof, (ii) as may be required under the laws of jurisdictions outside the United States and Canada with respect to Article 3 Collateral created under such laws and (iii) the financing and continuation statements contemplated in Section 3.02(b)).

(d) The Security Interest constitutes (i) a legal and valid security interest in all the Article 3 Collateral securing the payment and performance of the Secured Obligations; (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 3 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States or Canada (or any political subdivision thereof) and their territories and possessions pursuant to the Uniform Commercial Code or Personal Property Security Act, as applicable, in the relevant jurisdiction and (iii) subject to the filings described in Section 3.02(c), a perfected security interest in all material registrations and applications for Patents, Trademarks and Copyrights to the extent a security interest may be perfected upon the receipt and recording of a fully executed short-form Intellectual Property Security Agreements with the USPTO and the USCO, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 3 Collateral, other than Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(e) The Article 3 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the PPSA or any other applicable United States or Canadian law covering any Article 3 Collateral, (ii) any assignment in which any Grantor assigns any Article 3 Collateral or any security agreement or similar instrument covering any Article 3 Collateral with the USPTO or the USCO or the CIPO or (iii) any assignment in which any Grantor assigns any Article 3 Collateral or any security agreement or similar instrument covering any Article 3 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

Section 3.03. Covenants

(a) The Grantors agree promptly (and in any event not later than the earlier of (x) 45 days after such change and (y) 10 days prior to the date on which the perfection of the Security Interest would (absent additional filings or other actions) lapse, in whole or in part, by reason of such change) to notify the Administrative Agent in writing of any change in (i) legal name of any Grantor, (ii) the identity or type of organization or corporate structure of any Grantor, (iii) the jurisdiction of organization of any Grantor, or (iv) the chief executive office of any Grantor.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01 of the Credit Agreement, the Grantors shall deliver to the Administrative Agent an updated Perfection Certificate executed by a Responsible Officer of the Parent Borrower, setting forth any information required pursuant to Schedules 1(a), 1(b), 1(c), 2(c), 6 and 9 therein that has changed or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(b).

(c) Each Grantor agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

(d) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 3 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 3 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Administrative Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent within 10 Business Days after demand for any payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, that the Grantors shall not be obligated to reimburse the Administrative Agent with respect to any Intellectual Property Collateral which any Grantor has failed to maintain or pursue, or otherwise allowed to lapse, terminate or be put into the public domain, in accordance with Section

3.03(g)(iv). Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein, in the other Loan Documents.

(e) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person, the value of which is in excess of $5,000,000, to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Administrative Agent for the benefit of the Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(f) If any Grantor shall at any time hold or acquire a commercial tort claim with a value in its reasonable opinion of greater than $5,000,000 and for which such Grantor (or predecessor in interest) has filed a complaint in a court of competent jurisdiction, such Grantor shall, within 45 days after the end of the fiscal quarter within which such complaint was filed, notify the Administrative Agent in writing signed by such Grantor of the brief details thereof and grant to the Administrative Agent a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement pursuant to a document in form and substance reasonably satisfactory to the Administrative Agent

(g) Intellectual Property Covenants

(i) Except as otherwise provided in this Agreement or in the Credit Agreement and except to the extent failure to act would not, as deemed by the Parent Borrower in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, to the extent it has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the CIPO, the USPTO and the USCO and any other governmental authority located in Canada or the United States, to pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor.

(ii) Except as is otherwise provided in this Agreement or in the Credit Agreement, and except to the extent any such act or omission to act would not, as deemed by the Parent Borrower in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in the case of a trade secret, becomes publicly known).

(iii) Except as otherwise provided in this Agreement or in the Credit Agreement, and except to the extent failure to act would not, as deemed by the Parent Borrower in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to standards of quality.

(iv) Nothing in this Agreement or any other Loan Document prevents any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any of its Intellectual Property Collateral to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such disposition or discontinuance is desirable in the conduct of its business.

Section 3.04. Other Actions

If any Grantor shall at any time hold or acquire any instruments constituting Article 3 Collateral (excluding cheques) or chattel paper, and evidencing an amount in excess of $10,000,000, such Grantor shall promptly endorse, assign and deliver the same to the Administrative Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

ARTICLE 4

REMEDIES

Section 4.01. Remedies Upon Default

Subject to Section 6.25 hereof in the case of ULC Shares, upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to (and, at any time other than during an Equal and Ratable Period, shall at the direction of the requisite number or percentage of Secured Parties as specified in any Secured Agreement) exercise any and all rights afforded to a secured party with respect to the Secured Obligations under the PPSA or other applicable law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Administrative Agent promptly, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to such occupancy; (iii) declare the entire right, title, and interest of such Grantor in each of the Patents, Trademarks and Copyrights vested in the Administrative Agent for the benefit of the Secured Parties (in which event such right, title, and interest shall immediately vest in the Administrative Agent for the benefit of the Secured Parties, and the Administrative Agent shall be entitled to exercise the power of attorney referred to below in Section 4.03 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency); (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to such exercise; and (v) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors not less than 10 days’ written notice (which each Grantor agrees is reasonable notice) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default may have been remedied and the Secured Obligations may have been paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to commercially reasonable standards.

Section 4.02. Application Of Proceeds

(a) The Administrative Agent shall apply the proceeds of any collection or sale of Collateral of a Grantor, including any Collateral consisting of cash, as provided in Section 4.02(a) of the US Security Agreement.

(b) To the maximum extent permitted by applicable law, the Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement and the Credit Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

(c) In making the determinations and allocations required by this Section 4.02, the Administrative Agent may conclusively rely upon information from its (i) own records, or the records of the agent under any Replacement Credit Facility, as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Credit Facilities Obligations, (ii) the applicable Secured Notes Trustee for information as to the Other Secured Obligations, (iii) any Secured Party (or any trustee, agent or similar representatives designated by them in writing) for information as to its Secured Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from the foregoing sources and (iv) the Parent Borrower, to the extent that the Administrative Agent has not obtained information from the foregoing sources. The Administrative Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided that nothing in this paragraph shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Administrative Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Administrative Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

Section 4.03. Grant Of License To Use Intellectual Property; Power Of Attorney

For the exclusive purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor shall, upon not less than 10 days’ prior written request by the Administrative Agent at any time after and during the continuance of an Event of Default, grant to the Administrative Agent a non-exclusive, royalty-free, limited license (until the termination or cure of the Event of Default) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that all of the foregoing rights of the Administrative Agent to use, license or sublicense such Intellectual Property shall expire immediately upon the termination or cure of all Events of Default, and nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by the Credit Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. For the avoidance of doubt, the use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only during the continuation of an Event of Default. Furthermore, each Grantor hereby grants to the Administrative Agent an absolute power of attorney to sign, upon providing the Parent Borrower with not less than 10 days’ prior written notice after the continuance of any Event of Default, any document which may be required by the USPTO or the USCO or the CIPO in order to effect an absolute assignment of all right, title and interest in each registration and application for a Patent, Trademark or Copyright, and to record the same.

ARTICLE 5

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 5.01. Contribution And Subrogation.

Each Grantor (a “Contributing Party”) agrees (subject to Section 5.02) that, in the event assets of any other Grantor (the “Claiming Party”) shall be sold pursuant to any Collateral Document to satisfy any Obligation owed to any Secured Party, the Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof. Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.01 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

Section 5.02. Subordination.

Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors under Section 5.01 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Secured Obligations. No failure on the part of any Grantor to make the payments required by Section 5.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Notices

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Parent Borrower as provided in Section 10.02 of the Credit Agreement.

Section 6.02. Waivers; Amendment

(a) No failure or delay by the Administrative Agent, any L/C Issuer or any other Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuers and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required (i) during an Equal and Ratable Period, in accordance with Section 10.01 of the Credit Agreement (or equivalent provision of any Replacement Credit Facility) and (ii) during any period other than an Equal and Ratable Period, in accordance with the Other Secured Agreements. Notwithstanding the foregoing, the Administrative Agent and the Parent Borrower may, without the need to obtain the consent of any other Secured Party, waive, amend or modify any provision hereof or of any other Collateral Document (including by entering into new or supplemental agreements) to (i) cure any ambiguity or defect herein or in any other Collateral Document, (ii) make technical, conforming and other changes necessary to reflect the termination in accordance with the Credit Agreement or Replacement Credit Facility of the Liens securing the Credit Facilities Obligations and to give effect to the applicable collateral requirements of the Other Secured Agreements, (iii) upon the consummation of any Replacement Credit Facility, give effect to the applicable collateral requirements of such Replacement Credit Facility or any other amendment required by such Replacement Credit Facility, to the extent consistent with the Other Secured Agreements and (iv) reflect the issuance of any Additional Secured Debt Obligations that are secured on a junior basis to the Secured Obligations, as permitted by the Credit Agreement or any Replacement Credit Facility, as applicable. The Secured Parties, by accepting the benefits hereof, shall be deemed to have consented to any amendment, waiver or modification in accordance with the immediately preceding sentence.

Section 6.03. Administrative Agent’s Fee, Expenses and Indemnity

(a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder and to indemnification as provided in Sections 10.04 and 10.05 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document or Secured Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or Secured Agreement, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 6.03 shall be payable within 10 days of written demand therefor.

Section 6.04. Successors And Assigns

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, to the extent permitted under (i) Section 10.07 of the Credit Agreement (or equivalent provision of any Replacement Credit Facility) with respect to the Credit Facilities Obligations, or (ii) the applicable Other Secured Agreement with respect to the Other Secured Obligations.

Section 6.05. Survival Of Agreement

All representations and warranties made hereunder or other document delivered pursuant hereto or in connection herewith shall survive the execution and delivery hereof and shall continue in full force and effect as long as any Loan or any other Secured Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 6.06. Counterparts; Effectiveness, Successors And Assigns; Several Agreement

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by facsimile or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective successors and assigns permitted thereby, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective successors and assigns permitted thereby, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the other Loan Documents. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 6.07. Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.08. Right Of Set-off

Upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates shall have the rights specified in Section 10.09 of the Credit Agreement (in addition to other rights and remedies (including other rights of set-off) that such Persons may have).

Section 6.09. Governing Law and Attornment

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have non-exclusive jurisdiction to entertain any action arising under this Agreement. The Grantor hereby attorns to the jurisdiction of the courts of the Province of Ontario.

Section 6.10. Waiver Of Jury Trial; Consent To Service Of Process

(a) The terms of Section 10.16 of the Credit Agreement with respect to waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 6.11. Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.12. Security Interest Absolute

(a) All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any other Secured Agreement or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any other Secured Agreement or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

(b) Each Grantor acknowledges that the security interests herein created attach upon the execution of this Agreement (except to the extent specifically stated herein to the contrary), that value has been given by the Secured Parties and that Grantor has, or in the case of after-acquired property will have, rights in the Pledged Collateral or the power to transfer rights in the Pledged Collateral to the Secured Parties.

Section 6.13. Termination Or Release

(a) The Security Interest and all other security interests granted hereby shall terminate with respect to all Credit Facilities Obligations and any Liens arising therefrom that secure the Credit Facilities Obligations shall be automatically released upon the termination of each Equal and Ratable Period.

(b) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to any Other Secured Obligations and any Liens arising therefrom that secure such Other Secured Obligations shall be automatically released when the outstanding amount of such Other Secured Obligations (other than contingent indemnification obligations not yet accrued and payable) have been paid in full or defeased or discharged in accordance with their terms.

(c) A Grantor shall automatically be released from (i) during an Equal and Ratable Period, its obligations hereunder as provided in Section 9.11 (excluding Section 9.11(a)(i) of, or otherwise in accordance with, the Credit Agreement) or equivalent provision of, or otherwise in accordance with, any Replacement Credit Facility; provided that the Credit Facility Lenders shall have consented to such transaction to the extent required by the Credit Agreement (or Replacement Credit Facility) and (ii) its obligations hereunder with respect to any Other Secured Obligations as provided by the terms of the applicable Other Secured Agreement; provided that any consents required by the terms of the Other Secured Agreement shall have been obtained.

(d) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under (i) during an Equal and Ratable Period, the Credit Agreement or any Replacement Credit Facility and (ii) at any time other than during an Equal and Ratable Period, the Other Secured Agreements, the security interest of such Grantor in such Collateral (but not in the Proceeds thereof) shall be automatically released to the extent provided in the applicable Secured Agreement. During an Equal and Ratable Period, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.11 of the Credit Agreement or equivalent provision of any Replacement Credit Facility, such security interest in such Collateral (but not the Proceeds thereof) shall be automatically released with respect to all Secured Obligations. Upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to any Other Secured Agreement, such security interest in such collateral shall be released solely respect to the applicable Other Secured Obligations.

(e) In connection with any termination or release pursuant to paragraph (a), (b), (c) or (d) of this Section 6.13, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release, in each case in accordance with the terms of Section 9.11 of the Credit Agreement. Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Administrative Agent.

(f) Notwithstanding anything to the contrary set forth in this Agreement, no release of a Grantor from its obligations hereunder with respect to the Other Secured Obligations or of a Security Interest or security interest granted hereunder with respect to the Other Secured Obligations shall occur pursuant to clauses (c) or (d) above if the transactions or consents that would otherwise give rise to such release shall have occurred substantially concurrently with or in contemplation of the end of an Equal and Ratable Period, unless such release is expressly permitted pursuant to the Other Secured Agreements or approved by the holders of the Secured Obligations arising thereunder.

(g) Notwithstanding anything to the contrary set forth in this Agreement, by the acceptance of the benefits under this Agreement, each Cash Management Bank and each Hedge Bank hereby acknowledges and agrees that (i) the obligations of the Loan Parties or any of their Restricted Subsidiaries under any Secured Hedge Agreement and the Cash Management Obligations shall be secured pursuant to this Agreement only to the extent that, and for so long as, the other Obligations are so secured and (ii) any release of Collateral effected in the manner permitted by this Agreement shall not require the consent of any Hedge Bank or Cash Management Bank.

Section 6.14. Administrative Agent Appointed Attorney-in-fact

Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable (until termination of the Security Interest and all other security interests with respect to all of the Secured Obligations) and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, cheques, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; (h) to make, settle and adjust claims in respect of Article 3 Collateral under policies of insurance, including endorsing the name of any Grantor on any cheque, draft, instrument or other item of payment for the proceeds of such policies of insurance, making all determinations and decisions with respect thereto and obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or paying any premium in whole or in part relating thereto; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact. All reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be paid promptly by the Grantors to the Administrative Agent, following receipt of an invoice relating thereto setting forth such expenses in reasonable detail, and shall be additional Secured Obligations secured hereby.

Section 6.15. General Authority Of The Administrative Agent.

By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Section 6.16. Reasonable Care; Limitation of Duties.

(a) The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if such Collateral is accorded treatment substantially similar to that which the Administrative Agent accords its own property.

Section 6.17. Delegation Of Duties

The Administrative Agent may execute any of its duties under this Agreement or any other Collateral Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact, as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 6.18. Liability Of Agent-Related Persons

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement, any other Collateral Document or any Secured Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Secured Party for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Collateral Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Collateral Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Collateral Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral

Documents, or for any failure of any Loan Party or any other party to any Collateral Document to perform its obligations hereunder or thereunder or under any Secured Agreement. No Agent-Related Person shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, any other Collateral Document or any Secured Agreement, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding anything herein to the contrary, except for the obligation of the Administrative Agent to make distributions in respect of Secured Obligations pursuant to Section 4.02(a), and except, at any time other than during an Equal and Ratable Period, as expressly provided herein, none of the Administrative Agent, the Lenders or the L/C Issuers shall be under any fiduciary, contractual or other duty to the holders of the Other Secured Obligations.

Section 6.19. Reliance By The Administrative Agent

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Secured Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any discretionary action under any Collateral Document unless it shall first receive such advice or concurrence of the Required Secured Parties as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Collateral Document in accordance with a direction, request or consent of the Required Secured Parties (or such other number or percentage of Secured Parties as shall be required hereunder or pursuant to the applicable Secured Agreement in the circumstances) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Collateral Document or Secured Agreement or applicable Law. The Administrative Agent may rely conclusively on the advice of (i) with respect to the Other Secured Agreement, the applicable Secured Notes Trustees and (ii) with respect to any Replacement Credit Agreement, the applicable agent or trustee thereunder, in determining whether any direction, consent, request, approval, advice or concurrence has been received from the Required Secured Parties (or such other number or percentage of Secured Parties as shall be required hereunder or pursuant to the applicable Secured Agreement in the circumstances).

Section 6.20. Notice Of Default

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent, unless the Administrative Agent shall have received written notice from (i) during an Equal and Ratable Period, (x) the Parent Borrower or (y) a Credit Facility Lender and (ii) at any time other than during an Equal and Ratable Period, any Secured Notes Trustee, in each case referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

Section 6.21. Credit Decision; Disclosure Of Information By Agent-Related Persons

Each Secured Party, by accepting the benefits hereof, acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent-Related Person hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Secured Party as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Secured Party, by accepting the benefits hereof, represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to, or acquire notes issued by, the Loan Parties under the applicable Secured Agreement. Each Secured Party also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Collateral Documents and Secured Agreements, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Secured Parties by the Administrative Agent hereunder, no Agent-Related Person shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 6.22. Agents In Their Individual Capacities

Each Agent-Related Person may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent-Related Person were not the Administrative Agent hereunder and without notice to or consent of any Secured Party. The Secured Parties, by accepting the benefits of this Agreement, acknowledge that, pursuant to such activities, any Agent-Related Person may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent-Related Person shall be under any obligation to provide such information to them. With respect to its Secured Obligations, each Agent Related Person shall have the same rights and powers under this Agreement or under any Secured Agreement as any other Secured Party and may exercise such rights and powers as though it were not an Agent-Related Person.

Section 6.23. Successor Administrative Agent

The Administrative Agent may resign as the collateral agent hereunder (i) during an Equal and Ratable Period, as provided in Section 9.09 of the Credit Agreement (or the corresponding provisions of any Replacement Credit Facility) and (ii) at any time other than during an Equal and Ratable Period, upon thirty (30) days’ notice to the Secured Notes Trustee and the Parent Borrower and in which case the remainder of this Section 6.23 shall apply. If the Administrative Agent resigns pursuant to clause (ii) of the preceding sentence, the Required Secured Parties (or such greater number of Secured Parties as shall be required pursuant to the Secured Agreements) shall appoint a successor agent for the Secured Parties, which successor agent shall be consented to by the Parent Borrower at all times other than during the existence of an Event of Default. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Secured Notes Trustee, a successor agent. Upon the acceptance of its appointment as successor collateral agent hereunder, the Person acting as such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor collateral agent and/or supplemental collateral agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of Sections 6.03 and 6.14 through 6.21 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor collateral agent has accepted appointment as the

Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Secured Parties shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as a successor agent is appointed as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices as may be necessary, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the new Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 6.23.

Section 6.24. Appointment Of Supplemental Administrative Agents

(a) It is the purpose of this Agreement and the other Collateral Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Collateral Documents or Secured Agreements, and in particular in case of the enforcement of any of the Collateral Documents or Secured Agreements, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Collateral Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Collateral Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Collateral Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 6 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Parent Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 6.25. ULC Shares

Notwithstanding any provisions to the contrary contained in this Agreement or any other document or agreement among all or some of the parties hereto, the Grantor of any security interest in ULC Shares is the sole registered and beneficial owner of all Pledged Collateral which is ULC Shares and will remain so until such time as such ULC Shares are effectively transferred into the name of the Administrative Agent or any other person on the books and records of the issuer of such ULC Shares. Accordingly, such Grantor shall be entitled to receive and retain for its own account any dividends, property or other distributions, if any, in respect of such ULC Shares (except insofar as the Grantor has granted a security interest in such dividends, property or other distributions, and any shares shall be delivered to the Administrative Agent to hold as Pledged Collateral hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the issuer of such ULC Shares to the same extent as the Grantor would if such ULC Shares were not pledged to the Administrative Agent pursuant hereto. Nothing in this Agreement or any other document or agreement among all or some of the parties hereto is intended to, and nothing in this Agreement or any other document or agreement among all or some of the parties hereto shall constitute Agent or any Secured Party, or any person other than the Grantor a shareholder or member of an unlimited company for the purposes of the Companies Act (Nova Scotia) until such time as notice is given to the Grantor and further steps are taken thereunder so as to register Agent, or any other person as holder of Pledged Collateral which are ULC Shares. To the extent any provision hereof or of any other document would have the effect of constituting the Administrative Agent, any Secured Party, or any other person as a shareholder or member of an unlimited company for the purposes of the Companies Act (Nova Scotia) prior to such time, such provision shall be severed herefrom or therefrom and ineffective with respect to the Pledged Collateral which is ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or such other agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Collateral which is not ULC Shares. Except upon the exercise of rights to sell or otherwise dispose of Pledged Collateral which is ULC Shares following the occurrence and during the continuance of an Event of Default, no Grantor shall cause or permit, or enable any unlimited company in which it holds ULC Shares to cause or permit, the Administrative Agent or any Secured Party to: (a) be registered as a shareholder or member of such unlimited company; (b) have any notation entered in its favour in the share register of such unlimited company; (c) be held out as a shareholder or member of such unlimited company; (d) receive, directly or indirectly, any dividends, property or other distributions from such unlimited company by reason of the Administrative Agent or any Secured Party holding a security interest in such unlimited company; or (e) act as a shareholder or member of such unlimited company, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, such unlimited company.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AXCAN PHARMA INC.

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior Vice President-Finance, Chief Financial Officer and Treasurer

AXCAN CANADA (INVEST) ULC

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior Vice President-Finance, Chief Financial Officer and Treasurer

AXCAN NOVA SCOTIA 1 ULC

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior Vice President-Finance, Chief Financial Officer and Treasurer

AXCAN NOVA SCOTIA 2 ULC

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior Vice President-Finance, Chief Financial Officer and Treasurer

AXCAN NOVA SCOTIA 3 ULC

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior Vice President-Finance, Chief Financial Officer and Treasurer

Signature page to Canadian Pledge and Security Agreement

AXCAN COÖPERATIEVE U.A.

By:	/s/ David Mims
Name:	David Mims
Title:	Attorney-in-Writing

Signature page to Canadian Pledge and Security Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Mollie S. Canup
Name:	Mollie S. Canup
Title:	Vice President

Signature page to Canadian Pledge and Security Agreement

Annex A

List of Grantors

Axcan Pharma Inc.

Axcan Canada (Invest) ULC

Axcan Nova Scotia 1 ULC

Axcan Nova Scotia 2 ULC

Axcan Nova Scotia 3 ULC

Axcan Coöperatieve U.A.